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                                   AGREEMENT



         AGREEMENT (this "Agreement") is made as of April 10, 1995, by and between Duane Reade Holding Corp., a Delaware corporation (the "Company"), and Jerry M. Ray ("Executive")

         The Company and Executive desire to enter into an agreement pursuant to which (i) Executive's salary and bonus will be established and (ii) Executive will purchase, and the Company will sell, 555.556 shares of the Company's Class P Common Stock, par value $.01 per share (the "Class P Common") and 5,000 shares of the Company's Common Stock, par value $.01 per share (the "Common" and together with the Class P Common, the "Common Stock") . All of such shares of Common Stock and all shares of Common Stock hereafter acquired by Executive are referred to herein as "Executive Stock." Certain capitalized terms used herein are defined in Section 9 below.

         The parties hereto agree as follows:

         PROVISIONS RELATING TO SALARY AND BONUS

         1. Base Salary. During each year Executive is employed by Duane Reade, a New York general partnership ("Duane Reade"), Executive shall serve as Duane Reade's Vice President - Pharmacy Services and shall have a base salary of $150,000 per annum or such higher rate as the Board of Directors of the Company (the "Board") may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with Duane Reade's general payroll practices.

         2. Bonus. (a) For each complete fiscal year (each, a "Fiscal Year") for which Executive is employed by Duane Reade, Executive shall be entitled to receive a bonus (the "Bonus") within 90 days after the end of each such Fiscal Year based upon Duane Reade's EBIT for each such Fiscal Year; provided, however, Executive shall be entitled to a pro rata portion of the Bonus for Fiscal Year 1995 based on the number of days between the date hereof and the end of Fiscal Year 1995. For purposes of this paragraph "EBIT" shall mean, consolidated earnings of the Company and its Subsidiaries before interest, taxes and amortization and before extraordinary gains and losses, calculated in accordance with generally accepted accounting principles and determined from the Company's annual financial statements audited by an independent "big six" accounting firm. For each Fiscal Year, the Bonus shall be calculated as follows:

         (i) if EBIT is less than or equal to the EBIT Floor, the Bonus shall be zero;

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         (ii) if EBIT is greater than the EBIT Floor but less than the EBIT
    Target, the Bonus shall be equal to (x) the quotient of (I) the amount by which EBIT exceeds the EBIT Floor, divided by (II) the amount by which the EBIT Target exceeds the EBIT Floor, multiplied by (y) 35% of Executive's Base Salary (the "Target Amount") for such Fiscal Year;

         (iii) if EBIT is equal to the EBIT Target, the Bonus shall be the Target Amount; and

         (iv) if EBIT is greater than the EBIT Target, the Bonus shall be the Target Amount plus an amount equal to (x) the quotient of (I) the amount by which EBIT exceeds the EBIT Target, divided by (II) the amount by which the EBIT Ceiling exceeds the EBIT Target, multiplied by (y) the Target Amount.

         (b) With respect to all Bonuses payable to Executive under paragraph 2(a) above, up to one hundred percent (100%) of such Bonus net of taxes attributable to such Bonus (the "Net Bonus"), may be withheld from each such Bonus by Duane Reade to reduce the amount then outstanding under the Executive Note (as defined below), provided that the amount so withheld in any year shall not exceed thirty-three percent (33%) of the aggregate principal amount of the Executive Note (the "Yearly Withholding Cap") . In addition, if (i) the Net Bonus for any given year exceeds the Yearly Withholding Cap, and (ii) the Underwithheld Amount (as defined below) at such time is greater than zero, then up to one hundred percent (100%) of the amount by which the Net Bonus for such year exceeds the Yearly Withholding Cap may be withheld by Duane Reade to reduce the Underwithheld Amount.

         (c) For purposes of calculating the Bonus under paragraph 2(a) above, "EBIT Floor," "EBIT Ceiling" and "EBIT Target" shall mean the amounts set forth in the following table:

     FISCAL YEAR     EBIT FLOOR     EBIT TARGET    EBIT CEILING
     -----------     ----------     -----------    ------------

        1995         32,100,000     37,100,000      49,100,000
        1996         34,900,000     43,300,000      58,900,000
        1997         38,000,000     50,300,000      70,700,000

         3. No Employment Agreement. Nothing in this Agreement shall (i) interfere with or limit in any way Executive's right or the right of Duane Reade to terminate Executive's employment at any time, (ii) confer upon Executive any right to continue, or confer upon Duane Reade any right to cause Executive to continue, in the employ of Duane Reade for any period of time, or
(iii) confer upon Executive any right to receive any payment (including, without limitation, the Base Salary and the Bonus) on or after the

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termination of Executive's employment with Duane Reade, except for payment of
Executive's Base Salary through the termination date.

         PROVISIONS RELATING TO EXECUTIVE STOCK

         1. Purchase and Sale of Executive Stock.

         (a) Upon execution of this Agreement, Executive will purchase, and the Company will sell, 555.556 shares of Class P Common at a price of $162.00 per share and 5,000 shares of Common at a price of $2.00 per share. The Company will deliver to Executive copies of, and a receipt for, the certificates representing such Class P Common and such Common, and Executive will deliver to the Company a total of $100,000 in payment for the shares, consisting of (i) $25,000 in cash and (ii) a promissory note in the form of Exhibit A attached hereto in the aggregate principal amount of $75,000 (the "Executive Note"). Executive's obligations under the Executive Note will be secured by a pledge of all of the shares of Executive Stock to the Company and in connection therewith Executive shall enter into a pledge agreement in the form of Exhibit B attached hereto.

         (b) Within 30 days after Executive purchases any Executive Stock from the Company, Executive will make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit C attached hereto.

         (c) In connection with the purchase and sale of the Executive Stock hereunder, Executive represents and warrants to the Company that:

         (i) The Executive Stock to be acquired by Executive pursuant to this Agreement will be acquired for Executive's own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws, and the Executive Stock will not be disposed of in contravention of the 1933 Act or any applicable state securities laws.

         (ii) Executive is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Stock.

         (iii) Executive is able to bear the economic risk of investment in the Executive Stock for an indefinite period of time because the Executive Stock has not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption

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    from such registration is available.

         (iv) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Executive Stock and has had full access to such other information concerning the Company and its Subsidiaries as he has requested.

         (v) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

         (d) As an inducement to the Company to issue the Executive Stock to Executive, as a condition thereto, Executive acknowledges and agrees that neither the issuance of the Executive Stock to Executive nor any provision contained herein shall entitle Executive to remain in the employment of the Company and its Subsidiaries or affect the right of the Company to terminate Executive's employment at any time for any reason.

         2. Repurchase Option.

         (a) In the event Executive ceases to be employed by the Company and its Subsidiaries, the Executive Stock (whether held by Executive or one or more of Executive's transferees) will be subject to repurchase by the Company and the Investors pursuant to the terms and conditions set forth in this paragraph 2 (the "Repurchase Option")

         (b) If Executive's employment is terminated by the Company with Cause or as a result of Executive's resignation, the purchase price for each share of Executive Stock will be the lower of Executive's Original Cost of such share and the Fair Market Value of such share. If Executive's employment is terminated for any other reason, the purchase price for each share of Executive Stock will be the Fair Market Value of such share.

         (c) The Company may elect to purchase all or any portion of the Executive Stock by delivering written notice (the "Repurchase Notice") to the holder or holders of the Executive Stock within 90 days after the date of Executive's termination. The Repurchase Notice will set forth the number of shares of Executive Stock to be acquired from each holder, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of shares to be repur-

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chased by the Company shall first be satisfied to the extent possible from the shares of Executive Stock held by Executive at the time of delivery of the Repurchase Notice. If the number of shares of Executive Stock then held by Executive is less than the total number of shares of Executive Stock the Company has elected to purchase, the Company shall purchase the remaining shares elected to be purchased from the other holder(s) of Executive Stock under this Agreement, pro rata according to the number of shares of Executive Stock held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share). The number of shares of Executive Stock to be repurchased hereunder will be allocated among Executive and the other holders of Executive Stock (if any) pro rata according to the number of shares of Executive Stock to be purchased from such persons.

         (d) If for any reason the Company does not elect to purchase all of the Executive Stock pursuant to the Repurchase Option, the Investors shall be entitled to exercise the Repurchase Option for the shares of Executive Stock the Company has not elected to purchase (the "Available Shares"). As soon as practicable after the Company has determined that there will be Available Shares, but in any event within 45 days after the date of Executive's termination, the Company shall give written notice (the "Option Notice") to the Investors setting forth the number of Available Shares and the purchase price for the Available Shares. The Investors may elect to purchase any or all of the Available Shares by giving written notice to the Company within 30 days after the Option Notice has been given by the Company. If the Investors elect to purchase an aggregate number of shares greater than the number of Available Shares, the Available Shares shall be allocated among the Investors based upon the number of shares of Common Stock owned by each Investor on a fully diluted basis. As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, the Company shall notify each holder of Executive Stock as to the number of shares being purchased from such holder by the Investors (the "Supplemental Repurchase Notice"). At the time the Company delivers the Supplemental Repurchase Notice to the holder(s) of Executive Stock, the Company shall also deliver written notice to each Investor setting forth the number of shares such Investor is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

         (e) The closing of the purchase of the Executive Stock pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 60 days nor less than five days after the delivery of the later of either such

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notice to be delivered. The Company and/or the Investors will pay for the
Executive Stock to be purchased pursuant to the Repurchase Option by delivery of, in the case of each Investor, a check or wire transfer of funds and, in the case of the Company, (i) a check or wire transfer of funds, (ii) a subordinated note or notes payable in up to, three equal annual installments beginning on the first anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the prime rate announced from time to time by Bankers Trust Company or (iii) both (i) and (ii), in the aggregate amount of the purchase price for such shares; provided that if Executive Stock is being repurchased by the Company under this paragraph 2 in connection with a termination of Executive's employment due to Executive's death or disability or other incapacity (as determined by the Board in good faith), the Company shall, if permitted under the loan agreements and indentures to which the Company or any of its Subsidiaries are subject, make such repurchase with a check or wire transfer of funds; provided further that in all other instances in which Executive Stock is being repurchased by the Company under this paragraph 2, the Company shall, if permitted under the loan agreements and indentures to which the Company or any of its Subsidiaries are subject, use reasonable efforts to make such repurchases with a check or wire transfer of funds. If the payment of any amounts due under any note issued by the Company pursuant to this paragraph 2(e) is prohibited under any loan agreement or indenture to which the Company or any of its Subsidiaries is subject, such amounts shall be paid at the earliest time permitted; provided that all notes issued to management of the Company and its Subsidiaries in connection with the repurchase of the Company's stock held by such persons shall be repaid on a pro rata basis. In addition, the Company may pay the purchase price for such shares by crediting any bona fide debts owed by Executive to the Company or any of its Subsidiaries, including, without limitation, Executive's obligations, if any, under the Executive Note. The purchasers of Executive Stock hereunder will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require that all sellers' signatures be guaranteed.

         (f) The right of the Company and the Investors to repurchase shares of Executive Stock pursuant to this paragraph 2 shall terminate upon the first to occur of (i) the Sale of the Company or (ii) the later of (A) the consummation by the Company of a Public Offering and (B) the fifth anniversary of the date hereof.

         (g) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Stock by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company's and its Subsidiaries debt and equity financing agreements. If any such

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restrictions prohibit the repurchase of Executive Stock hereunder which the
Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

         3. Restrictions on Transfer.

         (a) Transfer of Executive Stock. Executive shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any shares of Executive Stock (a "Transfer"), except (i) pursuant to the provisions of paragraph 2 above or an agreement between Executive and the Investors, dated as of the date hereof, (ii) pursuant to a Sale of the Company,
(iii) pursuant to applicable laws of descent and distribution or (iv) among Executive's family group; provided that the restrictions contained herein will continue to be applicable to the Executive Stock after any transfer pursuant to items (iii) and (iv) above and the transferees of such Executive Stock shall agree in writing to be bound by the provisions of this Agreement. Executive's "family group" means Executive's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of Executive and/or Executive's spouse and/or descendants. The restrictions set forth in this paragraph 3(a) shall terminate upon the first to occur of (i) the Sale of the Company or (ii) the later of (A) the consummation by the Company of a Public Offering and (B) the fifth anniversary of the date hereof.

         4. Additional Restrictions on Transfer.

         (a) The certificates representing the Executive Stock will bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF MARCH __, 1995 HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE STOCK AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF DATED AS OF MARCH __, 1995. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE

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         COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

         (b) No holder of Executive Stock may sell, transfer or dispose of any Executive Stock (except pursuant to an effective registration statement under the 1933 Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the 1933 Act and applicable state securities laws is required in connection with such transfer.

         (c) Each holder of Executive Stock agrees not to effect any public sale or distribution of any Executive Stock or other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any of the Company's equity securities, during the seven days prior to and the 180 days after the effectiveness of any underwritten public offering, except as part of such underwritten public offering or if otherwise permitted by the Company.

         5. Sale of the Comnany.

         (a) If the Board and the holders of a majority of the Company's Common Stock approve a Sale of the Company (the "Approved Sale"), the holders of Executive Stock will consent to and raise no objections against the Approved Sale of the Company, and if the Approved Sale of the Company is structured as a sale of stock, the holders of Executive Stock will agree to sell their shares of Executive Stock on the terms and conditions approved by the Board and the holders of a majority of the Company's Common Stock. The holders of Executive Stock will take all necessary and desirable actions in connection with the consummation of the Approved Sale of the Company.

         (b) The obligations of the holders of Executive Stock with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, all of the holders of Common, on the one hand, and Class P Common, on the other hand, will receive the same form and amount of consideration per share, or if any holders of Common or Class P Common are given an option as to the form and amount of consideration to be received, all holders of Common or Class P Common, as the case may be, will be given the same option; and (ii) all holders of then currently exercisable rights to acquire shares of Common or Class P Common will be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of Common or Class P Common or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration

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equal to the amount determined by multiplying (1) the same amount of consideration per share received by the holders of shares of such class of capital stock in connection with the Approved Sale less the exercise price per share of such rights to acquire such stock by (2) the number of shares of stock represented by such rights.

         (c) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Executive Stock will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Executive Stock appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Executive Stock declines to appoint the purchaser representative designated by the Company such holder will appoint another purchaser representative (reasonably acceptable to the Company), and such holder will be responsible for the fees of the purchaser representative so appointed.

         (d) Executive and the other holders of Executive Stock (if any) will bear their pro-rata share (based upon the number of shares sold) of the costs of any sale of Executive Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by the Company or the acquiring party. Costs incurred by Executive and the other holders of Executive Stock on their own behalf will not be considered costs of the transaction hereunder.

         (e) The provisions of this paragraph 5 will terminate upon the completion of a Qualified Public Offering.

         6. Voting Agreement. So long as the Investors hold any shares of Common Stock, each holder of Executive Stock will vote all of his shares of Executive Stock (and, in the event such holder is entitled to vote any of the Company's other securities for the election of directors, such holder will vote all such securities) and take all other necessary actions (whether in such holder's capacity as a stockholder, director or officer of the Company), and the Company will take all necessary or desirable actions as are requested by Tyler Capital Fund, L.P. ("Tyler"), in order to cause all representatives designated by Tyler to be elected as members of the Company's Board. In addition, no holder will vote his or her shares of Executive Stock (or such other securities) in connection with the removal of any of Tyler's designees as a director unless

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and until Tyler directs such holder how to vote on such removal. The provisions of this paragraph 6 will terminate upon the first to occur of a Qualified
Public Offering and the tenth anniversary of the date hereof.

         7. Initial Public Offering. In the event that the Board and Tyler approves a Public Offering, the holders of Executive Stock will take all necessary or desirable actions in connection with the consummation of the Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the Common Stock structure will adversely affect the marketability of the offering, the holders of Executive Stock will vote for and consent to a recapitalization, reorganization and/or exchange of the Common Stock into securities the managing underwriters, the Board and Tyler find acceptable and will take all necessary or desirable actions in connection with the consummation of such recapitalization, reorganization, exchange or other transaction; provided that the resulting securities provide each holder of Executive Stock with the same relative economic interest as such holder had prior to such recapitalization, reorganization and/or exchange and is consistent with the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to such recapitalization, reorganization, exchange or other transaction.

         8. Preemptive Rights.

         (a) Except for (i) the issuance of Common Stock pursuant to a Public Offering, (ii) the issuance of Common Stock or any securities containing options or rights to acquire shares of Common Stock (the "Option Shares") to the Company's or its Subsidiaries' management, (iii) the issuance of Common Stock in connection with the acquisition (by merger, consolidation, purchase, reorganization or otherwise) of a company, assets or a business or (iv) the issuance of Common Stock as a dividend on the outstanding Common Stock, if the Company authorizes the issuance or sale of any shares of any class of Common Stock or any securities containing options or rights to acquire any shares of Common Stock to any of the Investors or any Affiliate of any of the Investors or any other holder of at least 5% of the outstanding Common Stock on a fully diluted basis (calculated prior to such issuance), the Company shall first offer to sell to Executive a portion of such stock or securities equal to the quotient determined by dividing (1) the number of shares of such class of Common Stock held by Executive by (2) the sum of the total number of shares of such class of Common Stock then outstanding plus the number of Option Shares of such class of Common Stock in respect of any options or rights referred to in 8(a)(ii) above. Executive shall be entitled to purchase the

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same class of such stock or securities at the same price and on the same terms as such stock or securities are to be offered to any other Persons. For purposes of this paragraph 8, the Class P Common and the Company's Class P Non-Voting Common Stock, par value $.01 per share, shall be deemed to be in the same class and the Common and Company's Non-Voting Common Stock, par value $.01 per share, shall be deemed to be in the same class.

         (b) In order to exercise the purchase rights hereunder, Executive must within 20 days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and Executive's percentage allotment, deliver a written notice to the Company describing his election hereunder.

         (c) Upon the expiration of the 20-day period described above, the Company shall be entitled to sell such stock or securities which Executive has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to Executive. Any stock or securities offered or sold by the Company after such 90-day period must be reoffered to Executive pursuant to the terms of this paragraph 8.

         9. Definitions.

         "Affiliate" means any Person, directly or indirectly, controlling, controlled by or under common control with such specified Person.

         "Cause" shall mean (i) the conviction of a felony or the commission of any other act involving willful malfeasance in connection with Executive's employment having an adverse effect on Duane Reade or any of its Subsidiaries,
(ii) substantial refusal by Executive to perform the duties required by Duane Reade's Chief Executive Officer, or (iii) gross negligence or willful misconduct by Executive with respect to Duane Reade or any of its Subsidiaries having the effect of materially injuring the reputation of Duane Reade or any of its Subsidiaries or materially injuring any customer, supplier, employee or other business relationships of Duane Reade or any of its Subsidiaries.

         "Deficit" means, for any given year, the amount by which the Yearly Withholding Cap exceeds the amount which is actually withheld by Duane Reade, pursuant to Section 2(b) of the Provisions Relating to Salary and Bonus hereof, from the Bonus for such year.

         "Executive Stock" will continue to be Executive Stock in the hands of any holder other than Executive (except for the

                                     - 11 -

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Company and the Investors and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Stock will succeed to all rights and obligations attributable to Executive as a holder of Executive Stock hereunder. Executive Stock will also include shares of the Company's capital stock issued with respect to Executive Stock by way of a stock split, stock dividend or other recapitalization.

         "Fair Market Value" of each share of Common means the average of the closing prices of the sales of the Common on all securities exchanges on which the Common may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Common is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time the Common is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value of the Common will be the fair value of the Common mutually agreed upon by the Executive and the Board. Fair Market Value of each share of Class P Common will be the fair value of the Class P Common mutually agreed upon by the Executive and the Board. If Executive and the Board are unable to agree upon the fair value, then Executive and the Board will split the cost of a mutually acceptable business appraiser whose determination of such value as of such date will be binding.

         "Independent Third Party" means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's Common Stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such 5% owner and who is not the spouse or descendent (by birth or adoption) of any such 5% owner.

         "Investors" means Tyler, Tyler Massachusetts, L.P.,
Tyler-International, L.P. - II, BCIP Associates, and BCIP Trust Associates, L.P.

         "1933 Act" means the Securities Act of 1933, as amended from time to time.

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         "Original Cost" means $2.00 with respect to each share of Common purchased hereunder and $162.00 with respect to each share of Class P Common purchased hereunder (in each case as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations).

         "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         "Public Offering" means a public offering of the Company's common stock registered under the 1933 Act.

         "Public Sale" means any sale pursuant to a Public Offering or any sale to the public pursuant to Rule 144 promulgated under the 1933 Act effected through a broker, dealer or market maker.

         "Qualified Public Offering" means the sale, in an underwritten public offering registered under the 1933 Act, of shares of the Company's Common Stock having an aggregate offering value of at least $25 million and a per share price of at least twenty-five (25) times the Original Cost of the Common (without adjustment for any stock split, stock dividend or recapitalization declared or effected in connection with such Qualified Public Offering).

         "Sale of the Company" means the sale of the Company to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or
(ii) all or substantially all of the Company's assets determined on a consolidated basis.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other
Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

         "Underwithheld Amount" means, at any time, the sum of the Deficits for all prior years; provided that the Deficit for any given year shall not include any amounts which have been actually withheld by Duane Reade, pursuant to
Section 2(b) of the Provisions Relating to Salary and Bonus hereof, prior to the time of determination of the Underwithheld Amount.

         10. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

         To the Company:

         Duane Reade Holding Corp.
         49-29 30th Place
         Long Island City, New York 11101
         Attention:  Bruce Weitz

         With a copy to:

         Kirkland & Ellis
         200 East Randolph
         Chicago, Illinois  60601
         Attention:  Karl E. Lutz, P.C.
                     Jeffrey C. Hammes

         To Executive:

         Jerry M. Ray
         25 Hawks Ridge Road
         Danville, VA  24540

         To the Investors:

         Bain Capital
         Two Copley Place
         Boston, Massachusetts  02116
         Attention:  Adam Kirsch

         With a copy to:

         Kirkland & Ellis
         200 East Randolph
         Chicago, Illinois  60601
         Attention:  Karl E. Lutz, P.C.
                     Jeffrey C. Hammes

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

         11. General Provisions.

         (a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Executive Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such stock for any purpose.

         (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         (c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, the Investors and their respective successors and assigns (including subsequent holders of Executive Stock); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Stock hereunder.

         (f) Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by the internal law, and not the law of conflicts, of the State of New York.

         (g) Remedies. Each of the parties to this Agreement (including the Investors) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Executive and the holders of a majority of the Common Stock (on a fully diluted basis) then held by all Investors.

         (i) Absence of Conflicting Agreements. Executive hereby warrants and covenants that his employment by the Company and his ownership of the Executive Stock does not result in a breach of the terms, conditions or provisions of any agreement to which Executive is subject.

         (j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

                                  *  *  *  *  *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                       DUANE READE HOLDING CORP.



                                       /s/ Bruce Weitz
                                       --------------------------------------
                                       By:  Bruce Weitz
                                       Its: President and Chief Executive
                                            Officer


                                       /s/ Jerry M. Ray
                                       --------------------------------------
                                       Jerry M. Ray

                                                                      EXHIBIT A

                                PROMISSORY NOTE


$75,000.00                                         March __, 1995


         For value received, Jerry M. Ray ("Executive") promises to pay to the order of Duane Reade Holding Corp., a Delaware corporation (the "Company"), or its successors or assigns, at such place as designated in writing by the holder hereof, the aggregate principal sum of Seventy Five Thousand Dollars ($75,000.00). This Note was issued pursuant to and is subject to the terms of the Agreement, dated as of March __, 1995 (the "Agreement"), between the Company and Executive.

         Interest will accrue on the outstanding principal amount of this Note at a rate equal to the lesser of (i) 6% per annum or (ii) the highest rate permitted by applicable law, and shall be payable at such time as the principal amount of this Note becomes due and payable.

         The principal amount of this Note shall be payable in three annual installments of $25,000 on April 1, 1996, April 1, 1997 and April 1, 1998 (each a "Payment Date"), with the entire unpaid principal amount together with all accrued and unpaid interest being due and payable on April 1, 1998 (the "Maturity Date"). Each installment payable hereunder may be offset by the Company against any Bonus (as defined in the Agreement) net of taxes attributable to such bonus then payable to Executive; provided that if the installment amount then due exceeds the amount of such bonus, the amount of such excess together with accrued interest thereon will be payable on the earlier of (a) the next subsequent Payment Date and (b) the Maturity Date.

         The amounts due under this Note are secured by a pledge of shares of the Company's Common Stock, par value $.0l per share, and shares of the Company's Class P Common Stock, par value $.01 per share. The payment of the principal amount of and interest on this Note is subject to certain offset rights under the Agreement. Notwithstanding anything in this Note to the contrary, if on any Payment Date other than the Maturity Date, the exercise of such offset rights by the Company does not result in a payment in full of the installment then due under this Note, the unpaid portion of such installment shall be due and payable on the next succeeding Payment Date.

         In the event Executive fails to pay any amounts due hereunder when due, Executive shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

         Executive, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Executive hereunder.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).


                                            ------------------------------
                                            JERRY M. RAY

                                                                      EXHIBIT B

                        EXECUTIVE STOCK PLEDGE AGREEMENT



         THIS EXECUTIVE STOCK PLEDGE AGREEMENT is made as of March __, 1995, between Jerry M. Ray ("Pledgor"), and Duane Reade Holding Corp., a Delaware corporation (the "Company").

         The Company and Pledgor are parties to an Agreement, dated the date hereof, pursuant to which Pledgor purchased 555.556 shares of the Company's Class P Common Stock, par value $.01 per share, and 5,000 shares of the Company's Common Stock, par value $.01 per share (the "Pledged Shares"), for an aggregate purchase price of $100,000.00. The Company has allowed Pledgor to purchase the Pledged Shares by delivery to the Company of a promissory note in the aggregate principal amount of $75,000.00 (the "Note") and payment of $25,000 in cash. This Pledge Agreement provides the terms and conditions upon which the Note is secured by a pledge to the Company of the Pledged Shares.

         NOW, THEREFORE, Pledgor and the Company hereby agree as follows:

         1. Pledge. Pledgor hereby pledges to the Company, and grants to the Company a security interest in, the Pledged Shares as security for the prompt and complete payment when due of the unpaid principal of and interest on the Note.

         2. Delivery of Pledged Shares. Upon the execution of this Pledge Agreement, Pledgor shall deliver to the Company the certificates representing the Pledged Shares, together with duly executed forms of assignment sufficient to transfer title thereto to the Company.

         3. Voting Rights; Cash Dividends. Notwithstanding anything to the contrary contained herein, during the term of this Pledge Agreement until such time as there exists a default in the payment of principal or interest on the Note or any other default under the Note, Pledgor shall be entitled to all voting rights with respect to the Pledged Shares and shall be entitled to receive all cash dividends paid in respect of the Pledged Shares. Upon the occurrence of and during the continuance of any such default, the Company shall retain all such cash dividends payable on the Pledged Shares as additional security hereunder.

         4. Stock Dividends; Distributions, etc. If, while this Pledge Agreement is in effect, Pledgor becomes entitled to receive or receives any securities or other property (other than cash dividends as provided in Section 3) in addition to, in substitution of, or in exchange for any of the Pledged Shares (whether as a distribution in connection with any recapitalization, reorganization or reclassification, a stock dividend or otherwise), Pledgor shall accept such securities or other property on behalf of and for the benefit of the Company as additional security for Pledgor's obligations under the Note and shall promptly deliver such additional securities or other property to the Company together with duly executed forms of assignment, and such additional securities or other property shall be deemed to be part of the Pledged Shares hereunder.

         5. Default. If Pledgor defaults in the payment of the principal or interest under the Note as it becomes due (whether upon demand, acceleration or otherwise) or any other event of default under the Note occurs (including the bankruptcy or insolvency of Pledgor), the Company may exercise any and all the rights, powers and remedies of any owner of the Pledged Shares (including the right to vote the shares and receive dividends and distributions with respect to such shares) and shall have and may exercise without demand any and all the rights and remedies granted to a secured party upon default under the Uniform Commercial Code of New York or otherwise available to the Company under applicable law. Without limiting the foregoing, the Company is authorized to sell, assign and deliver at its discretion, from time to time, all or any part of the Pledged Shares at any private sale or public auction, on not less than ten days written notice to Pledgor, at such price or prices and upon such terms as the Company may deem advisable. Pledgor shall have no right to redeem the Pledged Shares after any such sale or assignment. At any such sale or auction, the Company may bid for, and become the purchaser of, the whole or any part of the Pledged Shares offered for sale. In case of any such sale, after deducting the costs, attorneys' fees and other expenses of sale and delivery, the remaining proceeds of such sale shall be applied to the principal of and accrued interest on the Note; provided, however, that after payment in full of the indebtedness evidenced by the Note, the balance of the proceeds of sale then remaining shall be paid to Pledgor and Pledgor shall be entitled to the return of any of the Pledged Shares remaining in the hands of the Company. Pledgor shall be liable for any deficiency if the remaining proceeds are insufficient to pay the indebtedness under the Note in full, including the fees of any attorneys employed by the Company to collect such deficiency.

         6. Costs and Attorneys' Fees. All costs and expenses, including reasonable attorneys' fees, incurred in exercising any right, power or remedy conferred by this Pledge Agreement or in the enforcement thereof, shall become part of the indebtedness secured hereunder and shall be paid by Pledgor or repaid from the proceeds of the sale of the Pledged Shares hereunder.

         7. Pavment of Indebtedness and Release of Pledged Shares. Upon payment in full of the indebtedness evidenced by the Note, the Company shall surrender the Pledged Shares to Pledgor together with all forms of assignment.

         S. Further Assurances. Pledgor agrees that at any time and from time to time upon the written request of the Company, Pledgor will execute and deliver such further documents and do such further acts and things as the Company may reasonably request in order to effect the purposes of this Pledge Agreement.

         9. Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10. No Waiver; Cumulative Remedies. The Company shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Company, and then only to the extent therein set forth. A waiver by the Company of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Company would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Company, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

         11. Waivers, Amendments; Applicable Law. None of the terms or provisions of this Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the parties hereto. This Agreement and all obligations of the Pledgor hereunder shall together with the rights and remedies of the Company hereunder, inure to the benefit of the Company and its successors and assigns. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

                                 *  *  *  *  *

         IN WITNESS WHEREOF, this Pledge Agreement has been executed as of the date first above written.


                                            ----------------------------------
                                            JERRY M. RAY


                                            DUANE READE HOLDING CORP.


                                             By:
                                                ------------------------------
                                             Name:  Bruce Weitz
                                             Title: President and Chief
                                                    Executive Officer

                                                                      EXHIBIT C

                       ELECTION TO INCLUDE STOCK IN GROSS
                    INCOME PURSUANT TO SECTION 83(b) OF THE
                             INTERNAL REVENUE CODE


         The undersigned purchased shares of Common Stock, par value $.01 per share and shares of Class P Common Stock, par value $.01 per share (collectively the "Shares"), of Duane Reade Holding Corp. (the "Company") on March __, 1995. Under certain circumstances, the Company has the right to repurchase the Shares at cost from the undersigned (or from the holder of the Shares, if different from the undersigned) should the undersigned cease to be employed by the Company and its subsidiaries. Hence, the Shares are subject to a substantial risk of forfeiture and are non-transferable. The undersigned desires to make an election to have the Shares taxed under the provision of
Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), at the time he purchased the Shares.

         Therefore, pursuant to Code Section 83(b) and Treasury Regulation
Section 1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Shares, to report as taxable income for calendar year 1995 the excess (if any) of the Shares' fair market value on March __, 1995 over purchase price thereof.

         The following information is supplied in accordance with Treasury Regulation Section 1.83-2(e):

         1. The name, address and social security number of the undersigned:

            Jerry M. Ray
            25 Hawks Ridge Road
            Danville, VA  24540
            Social Security Number:  ___________

         2. A description of the property with respect to which the election is being made: 555.556 shares of the Company's Class P Common Stock, par value $.01 per share (the "Class P Common"), and 5,000 shares of the Company's Common Stock, par value $.0l per share (the "Common")

         3. The date on which the property was transferred: March __, 1995. The taxable year for which such election is made: calendar 1995.

         4. The restrictions to which the property is subject: If the undersigned's employment with the Company is terminated at any time by the Company with Cause or by the undersigned's resignation, the Shares will be subject to repurchase by the Company at the lower of Original Cost or Fair Market Value ("Cause," "Original Cost" and "Fair Market Value" having the meanings given such terms in the Agreement, dated as of March __, 1995, by and between the undersigned and the Company).

         5. The fair market value on March , 1995, of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $2.00 per share of Common and $162.00 per share of Class P Common.

         6. The amount paid for such property: $2.00 per share of Common and $162.00 per share of Class P Common.

         A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations Section 1.83-2(e)(7).


Dated:               , 1995
       --------------                       ------------------------------
                                            JERRY M. RAY